Exhibit 99.1
For Immediate Release

Contact:	(News Media) Barbara Ciesemier +1.312.396.7461
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group reports second quarter 2013 results

Results reflect continued growth in core business and earnings;
Continued strength in capital ratios;
Received additional upgrade from S&P in July

Carmel, Ind. July 29, 2013 - CNO Financial Group, Inc. (NYSE: CNO) today announced second quarter of 2013 net income of $77.1 million, or 34 cents per diluted share, and operating earnings (1) of $67.7 million, or 30 cents per diluted share.
"The vitality and stability of CNO's business model continues to produce solid results, with sales momentum increasing, and consistent growth in core business premium income and profitability," CEO Ed Bonach said. "Our strong financial results and position also continue to drive ratings upgrades, free cash flow, shareholder dividends and our ongoing share repurchase program."

Second Quarter 2013 Highlights

•	Sales, as defined by total new annualized premium ("NAP") (2): $102.3 million, up 5% from 2Q12

•	Net income per diluted share: 34 cents, compared to 24 cents in 2Q12

•	Net operating income (1) per diluted share: 30 cents compared to 20 cents in 2Q12

•	Unrestricted cash and investments held by our holding company were $230 million at June 30, 2013

Six-month 2013 Highlights

•	Sales, as defined by total NAP (2): $200.4 million, up 4% from the first six months of 2012

•	Net income per diluted share of 38 cents (including a loss on extinguishment of debt of 27 cents), compared to 45 cents in the first six months of 2012

•	Net operating income (1) per diluted share: 50 cents compared to 35 cents in the first six months of 2012

•
The consolidated statutory risk-based capital ratio increased 9 percentage points to 376% during the first six months of 2013, reflecting statutory operating earnings of $214.6 million and dividend payments to the holding company of $138.5 million

-more-

CNO Financial (2)
July 29, 2013

Quarterly Segment Operating Results

	Three months ended
	June 30,
	2013	2012
	(Dollars in millions, except per share data)
EBIT (4):
Bankers Life	$79.1	$76.1
Washington National	31.8	33.9
Colonial Penn	1.2	.6
Other CNO Business	2.6	1.9
EBIT from business segments	114.7	112.5
Corporate Operations, excluding corporate interest expense	2.4	(9.1)
EBIT	117.1	103.4
Corporate interest expense	(13.1)	(16.6)
Operating earnings before tax	104.0	86.8
Tax expense on operating income	36.3	32.6
Net operating income (1)	67.7	54.2
Net realized investment gains (net of related amortization and taxes)	1.8	18.7
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	12.1	(6.9)
Equity in earnings of certain non-strategic investments and earnings attributable to non-controlling interests (net of taxes)	(2.7)	—
Loss on extinguishment of debt (net of taxes)	(6.8)	(.3)
Net income before valuation allowance for deferred tax assets	72.1	65.7
Valuation allowance for deferred tax assets	5.0	—
Net income	$77.1	$65.7
Per diluted share:
Net operating income	$.30	$.20
Net realized investment gains (net of related amortization and taxes)	.01	.06
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	.05	(.02)
Equity in earnings of certain non-strategic investments and earnings attributable to non-controlling interests (net of taxes)	(.01)	—
Loss on extinguishment of debt (net of taxes)	(.03)	—
Valuation allowance for deferred tax assets	.02	—
Net income	$.34	$.24

-more-

CNO Financial (3)
July 29, 2013

The following table summarizes the financial impact of significant items (as further described in the segment results below) on our 2Q13 net operating income (dollars in millions, except per share amounts):

	Three months ended
	June 30, 2013*
	Actual results	Significant items	Excluding significant items
Net Operating Income (1):
Bankers Life	$79.1	$(2.5)	$76.6
Washington National	31.8	(1.5)	30.3
Colonial Penn	1.2	—	1.2
Other CNO Business	2.6	—	2.6
EBIT from business segments	114.7	(4.0)	110.7
Corporate Operations, excluding corporate interest expense	2.4	(6.0)	(3.6)
EBIT (4)	117.1	(10.0)	107.1
Corporate interest expense	(13.1)	—	(13.1)
Operating earnings before tax	104.0	(10.0)	94.0
Tax expense on operating income	36.3	(3.5)	32.8
Net operating income	$67.7	$(6.5)	$61.2

Net operating income per diluted share	$.30	$(.03)	$.27

* See page 10 for the table of Net Operating Income Excluding a Significant Item for the three months ended June 30, 2012.

Segment Results
Bankers Life markets and distributes a variety of insurance products to middle-income Americans at or near retirement through a dedicated field force of career agents. NAP in 2Q13 was $63.2 million, up 6 percent from 2Q12 with higher sales of life and supplemental health products being offset by lower sales of long-term care and Medicare supplement products. During 2Q13, we experienced a slight shift in the sale of Medicare supplement policies to the sale of Medicare Advantage policies. Medicare Advantage policies are sold through our agency force for other providers in exchange for marketing fees. Bankers Life has opened 9 new sales offices in the first six months of 2013, contributing to a 4 percent growth in agent count.
Pre-tax operating earnings in 2Q13 compared to 2Q12 were up $3.0 million, or 4 percent. Earnings in 2Q13 reflected stability in aggregate core benefit ratios and interest rate spreads, and continued growth in collected premiums.
Pre-tax operating earnings in 2Q13 of $79.1 million included: (i) approximately $6.5 million of favorable reserve developments in the Medicare supplement block; partially offset by (ii) refinements to the methodologies used to calculate health product reserves (primarily long-term care) of approximately $4.0 million.
Pre-tax operating earnings in 2Q12 of $76.1 million included earnings from premium adjustments on assumed reinsurance agreements with Coventry of $3.6 million.

-more-

CNO Financial (4)
July 29, 2013

Washington National markets and distributes supplemental health and life insurance to middle-income consumers through a wholly-owned subsidiary and independent insurance agencies. NAP in 2Q13 was $23.3 million, up 4 percent from 2Q12 due to increased sales of supplemental health products. Collected premiums, excluding premiums from the closed Medicare supplement block, were up 5 percent in 2Q13 compared to 2Q12, driven by strong sales and persistency.
Pre-tax operating earnings in 2Q13 compared to 2Q12 were down $2.1 million, or 6 percent.
Pre-tax operating earnings in 2Q13 of $31.8 million included approximately $1.5 million of favorable reserve developments in the Medicare supplement block.
Pre-tax operating earnings in 2Q12 benefited from favorable supplemental health benefit ratios.
Colonial Penn markets primarily graded benefit and simplified issue life insurance directly to customers through television advertising, direct mail, the internet and telemarketing. NAP in 2Q13 was $15.8 million, up 1 percent from 2Q12. These sales were in line with our expectations given our advertising spend this quarter.
The pre-tax operating earnings in 2Q13 compared to 2Q12 reflects a 7 percent growth in collected premiums.
The pre-tax operating earnings from this segment's in-force business increased 11 percent to $12.4 million in 2Q13 from 2Q12, reflecting growth in the block.
Recognizing the accounting standard related to deferred acquisition costs, the amount of our investment in new business during a particular period will have a significant impact on this segment's results. We continue to expect this segment to report an EBIT loss of between $5 million and $10 million in 2013.
Other CNO Business consists of blocks of various insurance products that are no longer being actively marketed.
Results in 2Q13 compared to 2Q12 were favorable by $.7 million.
The run-off nature of the business in this segment will often result in earnings that fluctuate between periods. We continue to expect this segment to report EBIT in the range of $5 million to $20 million for 2013.
Corporate Operations includes our investment advisory subsidiary and corporate expenses.
Results in 2Q13 compared to 2Q12 were favorable by $11.5 million primarily due to lower expenses and favorable investment income in this quarter. Results in 2Q13 reflected a reduction in expenses of $6 million related to the impact of higher interest rates on the values of liabilities for agent deferred compensation and former executive retirement annuities.
Non-Operating Items
Net realized investment gains in 2Q13 were $1.8 million (net of related amortization and taxes) including total other-than-temporary impairment losses of $.6 million recorded in earnings. Net realized investment gains in 2Q12 were $18.7 million (net of related amortization and taxes), including total other-than-temporary impairment losses of $3.5 million recorded in earnings.
During 2Q13 and 2Q12, we recognized an increase (decrease) in earnings of $12.1 million and $(6.9) million, respectively, resulting from changes in the estimated fair value of embedded derivative liabilities related to our fixed index annuities, net of related amortization and income taxes. Such amounts reflect the changes in market interest rates used to determine the derivative's estimated fair value.
The results for 2Q13 include a $6.8 million loss on extinguishment of debt, net of taxes, related to: (i) the amendment of the Senior Secured Credit Agreement and the write-off of unamortized discount and issuance costs associated with prepayments on the Senior Secured Credit Agreement; and (ii) the repurchase of 7.0% Debentures.
-more-

CNO Financial (5)
July 29, 2013

In 2Q13, we reduced the valuation allowance for deferred tax assets by $5.0 million resulting from the utilization of capital loss carryforwards during the period.
Book value per diluted share, excluding accumulated other comprehensive income (loss) (5), increased to $17.01 from $16.21 at December 31, 2012.
Statutory (based on non-GAAP measures) and GAAP Capital Information
Our consolidated statutory risk-based capital ratio was 376% at June 30, 2013, reflecting 2Q13 consolidated statutory operating earnings of $102.1 million and the payment of dividends to the holding company of $57.5 million during the quarter and $138.5 million year-to-date.
During the second quarter of 2013, we repurchased $59.4 million of securities under our repurchase program. We repurchased 4.4 million common shares for an aggregate purchase price of $50.0 million (at an average cost of $11.31 per share) and $4.5 million principal amount of our outstanding convertible debentures for an aggregate purchase price of $9.4 million. Total securities repurchased under the program year-to-date total $184.3 million. CNO anticipates repurchasing securities in the range of $250 million to $300 million during 2013.  As of June 30, 2013, we had approximately 219.4 million shares outstanding and had authority to repurchase up to an additional $165.7 million of our common stock.
During 2Q2013, we also paid common stock dividends of $6.6 million, reflecting a 50% increase in our dividend.
Our debt-to-total capital ratio, excluding accumulated other comprehensive income (3) at June 30, 2013, was 18.9 percent, a decrease of 180 basis points from December 31, 2012. Unrestricted cash and investments held by our holding company were $230 million at June 30, 2013, compared to $294 million at December 31, 2012. The decrease in such ratio and unrestricted cash and investments primarily resulted from the completion of the tender offer and debt repayments.
Subsequent Developments
On July 24, 2013, S&P upgraded our issuer credit and senior debt ratings to "BB" from "BB-" as they applied their new criteria to the industry, and the outlook is stable. S&P had previously upgraded these ratings in May 2013.
In July 2013, we reached agreement on the terms of a settlement with the IRS related to the classification of a portion of the cancellation of indebtedness income we recognized as a result of the bankruptcy of our predecessor. The settlement will result in a reduction to our deferred tax valuation allowance in 3Q13 of approximately $70 million, pending receipt of the final settlement agreement and excluding the impacts of any other tax developments.
Conference Call
The Company will host a conference call to discuss results on July 29, 2013 at 2:00 p.m. Eastern Time. The webcast can be accessed through the Investors section of the company's website: http://ir.CNOinc.com. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software. During the call, we will be referring to a presentation that will be available the morning of the call at the Investors section of the company's website.
About CNO
CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement. For more information, visit CNO online at www.CNOinc.com.

- Tables Follow -

CNO Financial (6)
July 29, 2013
CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in millions)

	June 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: June 30, 2013 - $22,023.7; December 31, 2012 - $21,626.8)	$23,623.0	$24,614.1
Equity securities at fair value (cost: June 30, 2013 - $230.8; December 31, 2012 - $167.1)	241.3	171.4
Mortgage loans	1,692.2	1,573.2
Policy loans	269.1	272.0
Trading securities	241.0	266.2
Investments held by variable interest entities	1,087.9	814.3
Other invested assets	312.6	248.1
Total investments	27,467.1	27,959.3
Cash and cash equivalents - unrestricted	280.0	582.5
Cash and cash equivalents held by variable interest entities	210.7	54.2
Accrued investment income	294.8	286.2
Present value of future profits	591.6	626.0
Deferred acquisition costs	762.1	629.7
Reinsurance receivables	2,838.0	2,927.7
Income tax assets, net	931.2	716.9
Assets held in separate accounts	15.0	14.9
Other assets	385.1	334.0
Total assets	$33,775.6	$34,131.4
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Liabilities for insurance products:
Interest-sensitive products	$12,784.2	$12,893.2
Traditional products	10,834.4	11,196.3
Claims payable and other policyholder funds	1,006.4	985.1
Liabilities related to separate accounts	15.0	14.9
Other liabilities	626.8	570.6
Investment borrowings	1,878.0	1,650.8
Borrowings related to variable interest entities	1,143.7	767.0
Notes payable – direct corporate obligations	905.7	1,004.2
Total liabilities	29,194.2	29,082.1
Commitments and Contingencies
Shareholders' equity:
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding: June 30, 2013 - 219,378,666; December 31, 2012 – 221,502,371)	2.2	2.2
Additional paid-in capital	4,128.2	4,174.7
Accumulated other comprehensive income	698.1	1,197.4
Accumulated deficit	(247.1)	(325.0)
Total shareholders' equity	4,581.4	5,049.3
Total liabilities and shareholders' equity	$33,775.6	$34,131.4
-more-

CNO Financial (7)
July 29, 2013

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Insurance policy income	$691.3	$694.8	$1,382.5	$1,381.1
Net investment income:
General account assets	348.8	351.1	700.7	696.3
Policyholder and reinsurer accounts and other special-purpose portfolios	31.8	(17.3)	109.5	48.3
Realized investment gains:
Net realized investment gains, excluding impairment losses	3.8	35.4	19.1	66.2
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(.6)	(3.5)	(.6)	(11.4)
Portion of other-than-temporary impairment losses recognized in accumulated other comprehensive income	—	—	—	—
Net impairment losses recognized	(.6)	(3.5)	(.6)	(11.4)
Total realized gains	3.2	31.9	18.5	54.8
Fee revenue and other income	6.4	4.5	12.9	8.4
Total revenues	1,081.5	1,065.0	2,224.1	2,188.9
Benefits and expenses:
Insurance policy benefits	673.2	689.7	1,427.3	1,378.7
Interest expense	26.9	28.7	54.2	57.5
Amortization	79.2	68.3	158.5	154.9
Loss on extinguishment of debt	7.7	.5	65.4	.7
Other operating costs and expenses	179.8	173.3	369.4	400.3
Total benefits and expenses	966.8	960.5	2,074.8	1,992.1
Income before income taxes	114.7	104.5	149.3	196.8
Income tax expense (benefit):
Tax expense on period income	42.6	38.8	75.8	72.0
Valuation allowance for deferred tax assets	(5.0)	—	(15.5)	—
Net income	$77.1	$65.7	$89.0	$124.8
Earnings per common share:
Basic:
Weighted average shares outstanding	220,498,000	237,289,000	221,290,000	239,092,000
Net income	$.35	$.28	$.40	$.52
Diluted:
Weighted average shares outstanding	230,893,000	293,475,000	237,180,000	295,409,000
Net income	$.34	$.24	$.38	$.45

-more-

CNO Financial (8)
July 29, 2013

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
EBIT FROM BUSINESS SEGMENTS
SUMMARIZED BY IN-FORCE AND NEW BUSINESS (6)
(Dollars in millions)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
EBIT (4) from In-force and New Business
Bankers Life segment:
In-Force Business	$109.6	$102.6	$205.7	$199.7
New Business	(30.5)	(26.5)	(64.5)	(53.1)
Total	$79.1	$76.1	$141.2	$146.6

Washington National segment:
In-Force Business	$31.0	$34.2	$60.7	$61.6
New Business	.8	(.3)	.5	(3.0)
Total	$31.8	$33.9	$61.2	$58.6

Colonial Penn segment:
In-Force Business	$12.4	$11.2	$21.2	$17.9
New Business	(11.2)	(10.6)	(25.4)	(27.1)
Total	$1.2	$.6	$(4.2)	$(9.2)

Other CNO Business segment:
In-Force Business	$2.6	$1.9	$6.2	$(.4)
New Business	—	—	—	—
Total	$2.6	$1.9	$6.2	$(.4)

Total Business segments:
In-Force Business	$155.6	$149.9	$293.8	$278.8
New Business	(40.9)	(37.4)	(89.4)	(83.2)
Total EBIT from business segments	$114.7	$112.5	$204.4	$195.6

-more-

CNO Financial (9)
July 29, 2013

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
SEGMENT OPERATING RESULTS
(Dollars in millions, except per share data)

	Six months ended
	June 30,
	2013	2012
EBIT (4):
Bankers Life	$141.2	$146.6
Washington National	61.2	58.6
Colonial Penn	(4.2)	(9.2)
Other CNO Business	6.2	(.4)
EBIT from business segments	204.4	195.6
Corporate Operations, excluding corporate interest expense	5.4	(10.9)
EBIT	209.8	184.7
Corporate interest expense	(28.2)	(34.1)
Operating earnings before tax	181.6	150.6
Tax expense on operating income	64.2	55.8
Net operating income (1)	117.4	94.8
Net realized investment gains (net of related amortization and taxes)	11.2	32.8
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	13.4	(2.4)
Equity in earnings of certain non-strategic investments and earnings attributable to non-controlling interests (net of taxes)	(4.5)	—
Loss on extinguishment of debt (net of taxes)	(64.0)	(.4)
Net income before valuation allowance for deferred tax assets	73.5	124.8
Valuation allowance for deferred tax assets	15.5	—
Net income	$89.0	$124.8
Per diluted share:
Net operating income	$.50	$.35
Net realized investment gains (net of related amortization and taxes)	.05	.11
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	.06	(.01)
Equity in earnings of certain non-strategic investments and earnings attributable to non-controlling interests (net of taxes)	(.02)	—
Loss on extinguishment of debt (net of taxes)	(.27)	—
Valuation allowance for deferred tax assets	.06	—
Net income	$.38	$.45
-more-

CNO Financial (10)
July 29, 2013

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
NET OPERATING INCOME EXCLUDING A SIGNIFICANT ITEM*
(Dollars in millions, except per share data)

	Three months ended
	June 30, 2012*
	Actual results	Significant item	Excluding significant item
Net Operating Income (1):
Bankers Life	$76.1	$(3.6)	$72.5
Washington National	33.9	—	33.9
Colonial Penn	.6	—	.6
Other CNO Business	1.9	—	1.9
EBIT from business segments	112.5	(3.6)	108.9
Corporate Operations, excluding corporate interest expense	(9.1)	—	(9.1)
EBIT (4)	103.4	(3.6)	99.8
Corporate interest expense	(16.6)	—	(16.6)
Operating earnings before tax	86.8	(3.6)	83.2
Tax expense on operating income	32.6	(1.3)	31.3
Net operating income	$54.2	$(2.3)	$51.9

Net operating income per diluted share	$.20	$(.01)	$.19

* This table summarizes the financial impact of a significant item (as described in the segment results section of this press release) on our 2Q12 net operating income.

-more-

CNO Financial (11)
July 29, 2013

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
COLLECTED PREMIUMS
(Dollars in millions)

	Three months ended
	June 30,
	2013	2012
Bankers Life segment:
Medicare supplement	$189.2	$192.3
Long-term care	133.2	138.8
Supplemental health	2.2	.2
Life	91.1	75.4
Annuity	183.7	169.5
Total	599.4	576.2
Washington National segment:
Supplemental health	121.9	115.4
Medicare supplement and other health	25.7	29.7
Life	3.4	3.8
Total	151.0	148.9
Colonial Penn segment:
Life	56.4	52.5
Supplemental health	1.0	1.2
Total	57.4	53.7
Other CNO Business segment:
Life	39.5	40.9
Annuity	1.5	1.2
Other health	6.2	6.5
Total	47.2	48.6
Total collected premiums	$855.0	$827.4

NEW ANNUALIZED PREMIUMS (2)
(Dollars in millions)

	Three months ended
	June 30,
	2013	2012
Bankers Life segment:
Medicare supplement	$19.0	$19.9
Long-term care	6.5	7.8
Supplemental health	2.7	.8
Life	24.2	20.9
Annuity	10.8	10.1
Total	63.2	59.5
Washington National segment:
Supplemental health	21.3	20.3
Medicare supplement	—	.2
Life	1.9	1.7
Annuity	.1	.1
Total	23.3	22.3
Colonial Penn segment:
Life	15.8	15.6
Total	15.8	15.6
Total new annualized premiums	$102.3	$97.4
-more-

CNO Financial (12)
July 29, 2013

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
BENEFIT RATIOS ON MAJOR HEALTH LINES OF BUSINESS

	Three months ended
	June 30,
	2013	2012
Bankers Life segment:
Medicare Supplement:
Earned premium	$189 million	$184 million
Benefit ratio (7)	67.2%	72.2%
PDP:
Earned premium	$11 million	$18 million
Benefit ratio (7)	85.2%	64.2%
Long-Term Care:
Earned premium	$134 million	$140 million
Benefit ratio (7)	129.5%	121.4%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	81.4%	75.4%
Washington National segment:
Medicare Supplement:
Earned premium	$26 million	$30 million
Benefit ratio (7)	65.5%	67.7%
Supplemental health:
Earned premium	$119 million	$113 million
Benefit ratio (7)	78.6%	77.0%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	52.6%	50.1%

-more-

CNO Financial (13)
July 29, 2013
NOTES

(1)
Management believes that an analysis of Net income applicable to common stock before: (i) net realized investment gains or losses, net of related amortization and taxes; (ii) fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, net of related amortization and taxes; (iii) equity in earnings of certain non-strategic investments and earnings attributable to non-controlling interests, net of taxes; (iv) loss on extinguishment of debt, net of taxes; and (v) changes in the valuation allowance for deferred tax assets ("Net operating income," a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry. Management uses this measure to evaluate performance because the items excluded from net operating income can be affected by events that are unrelated to the company's underlying fundamentals. Net realized investment gains or losses include: (i) gains or losses on the sales of investments; (ii) other-than-temporary impairments recognized through net income; and (iii) changes in fair value of certain fixed maturity investments with embedded derivatives. A reconciliation of Net operating income to Net income applicable to common stock is provided in the tables on pages 2 and 9. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO's website, www.CNOinc.com.

(2)
Measured by new annualized premium, which includes 6% of annuity and 10% of single premium whole life deposits and 100% of all other premiums. Medicare Advantage and Private-Fee-For-Service sales are not comparable to other sales and are therefore excluded in all periods.

(3)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for debt-to-total capital were 16.5% and 16.6% at June 30, 2013 and December 31, 2012, respectively.

(4)
Management believes that an analysis of earnings before net realized investment gains (losses), fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, equity in earnings of certain non-strategic investments and earnings attributable to non-controlling interests, corporate interest expense, loss on extinguishment of debt and taxes ("EBIT," a non-GAAP financial measure) provides a clearer comparison of the operating results of the company quarter-over-quarter because these items are unrelated to the company's underlying fundamentals. A reconciliation of EBIT to Net Income applicable to common stock is provided in the tables on pages 2 and 9.

(5)
Book value per diluted share reflects the potential dilution that could occur if outstanding stock options and warrants were exercised, restricted stock and performance units were vested and convertible securities were converted. The dilution from options, warrants, restricted shares and performance units is calculated using the treasury stock method. Under this method, we assume the proceeds from the exercise of the options and warrants (or the unrecognized compensation expense with respect to restricted stock and performance units) will be used to purchase shares of our common stock at the closing market price on the last day of the period. The dilution from convertible securities is calculated assuming the securities were converted on the last day of the period. In addition, the calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for book value per common share were $20.88 and $22.80 at June 30, 2013 and December 31, 2012, respectively.

(6)
Management believes that an analysis of EBIT, separated between in-force and new business provides increased clarity around the value drivers of our business, particularly since the new business results are significantly impacted by the rate of sales, mix of business and the distribution channel through which new sales are made. EBIT from new business includes pre-tax revenues and expenses associated with new sales of our insurance products during the first year after the sale is completed. EBIT from in-force business includes all pre-tax revenues and expenses associated with sales of insurance products that were completed more than one year before the end of the reporting period. The allocation of certain revenues and expenses between new and in-force business is based on estimates, which we believe are reasonable.

(7)	The benefit ratio is calculated by dividing the related product's insurance policy benefits by insurance policy income.

(8)
The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product's insurance policy benefits less imputed interest income on the accumulated assets backing the insurance liabilities by insurance policy income. Interest income is an important factor in measuring the performance of longer duration health products. The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve

-more-

CNO Financial (14)
July 29, 2013

increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by the imputed interest income earned on the accumulated assets. The interest-adjusted benefit ratio reflects the effects of such interest income offset. Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO Financial's website, www.CNOinc.com.

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for CNO Financial's products and trends in CNO Financial's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as "anticipate," "believe," "plan," "estimate," "expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempt," "seek," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other ''forward-looking'' information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) changes in or sustained low interest rates causing reductions in investment income, the margins of our fixed annuity and life insurance businesses, and sales of, and demand for, our products; (ii) expectations of lower future investment earnings may cause us to accelerate amortization, write down the balance of insurance acquisition costs or establish additional liabilities for insurance products; (iii) general economic, market and political conditions, including the performance and fluctuations of the financial markets which may affect the value of our investments as well as our ability to raise capital or refinance existing indebtedness and the cost of doing so; (iv) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (v) our ability to make anticipated changes to certain non-guaranteed elements of our life insurance products; (vi) our ability to obtain adequate and timely rate increases on our health products, including our long-term care business; (vii) the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (viii) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (ix) changes in our assumptions related to deferred acquisition costs or the present value of future profits; (x) the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on their value; (xi) our assumption that the positions we take on our tax return filings, including our position that our 7.0% convertible senior debentures due 2016 will not be treated as stock for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, and will not trigger an ownership change, will not be successfully challenged by the Internal Revenue Service; (xii) changes in accounting principles and the interpretation thereof (including changes in principles related to accounting for deferred acquisition costs); (xiii) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (xiv) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems, (xv) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xvi) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xvii) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (xviii) our ability to maintain effective controls over financial reporting; (xix) our ability to continue to recruit and retain productive agents and distribution partners and customer response to new products, distribution channels and marketing initiatives; (xx) our ability to achieve additional upgrades of the financial strength ratings of CNO Financial and our insurance company subsidiaries as well as the impact of our ratings on our business, our ability to access capital and the cost of capital; (xxi) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission; (xxii) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends and surplus debenture interest to us, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; and (xxiii) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products or affect the value of our deferred tax assets. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

- # # # # -